Exhibit 5.1

June 29, 2020

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Alphatec Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 29, 2020 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the resale of up to 1,075,820 shares (the “Warrant Shares”) of common stock, $0.0001 par value per share, of the Company issuable upon the exercise of certain outstanding warrants (the “Warrants”) issued to the selling stockholders named therein. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Durham Jones & Pinegar, P.C.